                                                                    EXHIBIT 23.2




                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in Registration Statement No. 333-72835 on Form S-8 for the Pennzoil-Quaker State Company Thrift and Stock Purchase Plan (formerly Quaker State Corporation Thrift and Stock Purchase
Plan), filed under the Securities Act of 1933, as amended, and in the Prospectus used in connection with such Registration Statement, of our report dated June 19, 1998, on our audit of the financial statements of the Quaker State Corporation Thrift and Stock Purchase Plan as of December 31, 1997 and for the year then ended, which report is included in this Annual Report on Form 11-K.

We also consent to the reference to our Firm under the caption "Experts."




/s/ PricewaterhouseCoopers LLP

Dallas, Texas
July 13, 1999